Exhibit 99.1

Neonode Prices $16.0 Million Public Offering of Common Stock

SANTA CLARA, California – December 8, 2011

Neonode Inc. (NEON.OB) today announced the pricing of a $16.0 million underwritten public offering of 4,000,000 shares of its common stock, of which 3,000,000 shares are being offered by Neonode and 1,000,000 shares are being offered by Per Bystedt, its executive chairman, and Thomas Eriksson, its chief executive officer.  The shares will be offered at a price to the public of $4.00 per share.  The net proceeds to Neonode from this offering are expected to be approximately $11.2 million, after deducting the underwriting discount but before deducting other estimated offering expenses payable by Neonode.  The selling stockholders have granted the underwriters a 30-day option to purchase, at the public offering price, up to an aggregate of 600,000 additional shares of its common stock to cover overallotments, if any.  Neonode will not receive any proceeds from the sale of any shares by the selling stockholders or upon the exercise by the underwriter of its over-allotment option.  The offering is expected to close on or about December 13, 2011, subject to customary closing conditions.  Neonode anticipates using the net proceeds from the offering primarily for general corporate purposes, including capital expenditures and working capital.

Cowen and Company, LLC is acting as underwriter and sole book-running manager for the offering.  GP Bullhound Ltd. is acting as financial advisor for the offering.

The securities described above are being offered by Neonode pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the "SEC"), which the SEC declared effective on November 16, 2011. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction

About Neonode®

Neonode Inc. (NEON.OB) is a provider of optical touch screen solutions for hand-held and small to midsize devices. Neonode is offering software licenses and engineering design services that enable companies to make high functionality touch screens at a low cost. zForce® is the name of Neonode®’s proprietary patented touch screen technology. Neonode Inc. is listed on the OTCBB under the symbol NEON.OB. Neonode®, the Neonode logo, and zForce® are registered trademarks of Neonode Inc.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include, but are not limited to, statements relating to expectations, future performance or future events, market and sales growth, financial results, margin growth, revenue guidance, expected earnings and cash flow, use of free cash flow, product development and regulatory matters. These statements are based on current assumptions, expectations and information available to Neonode® management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements. These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode®’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current report on Form 8-K. Prospective investors are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode® management believes that the forward-looking statements contained in this presentation and made by the presenters are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode® undertakes no duty to update or revise them.

For more information, please visit www.neonode.com or contact

Thomas Eriksson, CEO Neonode thomas.eriksson@neonode.com Tel: +46 8 667 17 17	David Brunton, CFO david.brunton@neonode.com